Preliminary Pricing Supplement

(to the Synthetic Convertible Product Supplement dated July 19, 2013, the Index Supplement dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement , product supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$[—] Synthetic Convertible Notes Linked to the Performance of the S&P 500® Index Due August 1, 2023 Global Medium-Term Notes, Series A, No. E-8080

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying prospectus supplement or product supplement, as the context requires.

Issuer:	Barclays Bank PLC

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

Inception Date:	July 29, 2013

Issue Date:	August 1, 2013

Maturity Date:	August 1, 2023 (subject to postponement as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments)

Valuation Date:

•       With respect to the stated Maturity Date, July 27, 2023 (the “Final Valuation Date”)

•       In the case of a redemption at the option of the Issuer, the date on which the notice of redemption is given by the Issuer to the trustee; and

•       In the case of a repurchase at the option of a Noteholder, the date that is 3 business days (equal to the Determination Period, as noted below) before the Repurchase Date;

in each case subject to postponement if a market disruption event occurs or if such day is not a scheduled trading day or if a Market Disruption Event occurs on such day, as described below under “Selected Purchase Considerations—Market Disruption Events and Adjustments”.

Determination Period:

Three Business Days.

Accordingly, the Valuation Date in the case of a repurchase at the option of a Noteholder will be the three Business Days prior to the Repurchase Date, as described above under “Valuation Date”.

Interest Rate:	0.25% per annum.

Interest Payment Dates:	Quarterly, on February 1, May 1, August 1 and November 1 of each year, beginning on and including November 1, 2013 and ending on and including the Maturity Date.

Interest Payment Record Dates:	The first Business Day preceding each Interest Payment Date.

Payment at maturity:

At maturity, Barclays Bank PLC will pay to you (subject to our credit risk), per $1,000 note, in addition to any accrued but unpaid interest up to but excluding the stated Maturity Date, an amount equal to the greater of:

(1)    $1,000; and

(2)    the Alternative Redemption Amount.

Alternative Redemption Amount:	The Alternative Redemption Amount per $1,000 note will equal $1,000 multiplied by a ratio determined by dividing the Settlement Value on the applicable Valuation Date by the Threshold Value, calculated as follows:

$1,000 ×	Settlement Value
Threshold Value

Settlement Value:	On any Valuation Date, the Index Closing Level on such Valuation Date.

Initial Value:	[—], the Index Closing Level on the Inception Date.

Threshold Value:	[—], which is 114.25% the Initial Value.** ** The actual Threshold Value will be set on the Inception Date and will not exceed 114.25% of the Initial Value.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	[—]%	[—]%
Total	$[—]	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the Notes, or $[•]per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.
†	Our estimated value of the Notes on the Inception Date, based on our internal pricing models, is expected to be between $930.00 and $942.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Index Closing Level:

On any date, the closing level of the Index published at the regular weekday close of trading on such date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any [s]uccessor service, as applicable.

In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Redemption at the Option of the Issuer:	On or after August 1, 2016, Barclays Bank PLC may, on not less than five calendar days’ prior written notice to the trustee, redeem the Notes in whole (but not in part) at a price equal to the greater of (a) $1,000 and (b) the Alternative Redemption Amount (calculated using the Settlement Value on the applicable Valuation Date), plus any accrued but unpaid interest up to but excluding the scheduled date of redemption (the “Redemption Date”).

Repurchase at the Option of a Noteholder:

On any business day during the Repurchase Request Period, you may instruct Barclays Bank PLC to repurchase your Notes at a price equal to the Alternative Redemption Amount (calculated using the Settlement Value on the applicable Valuation Date), plus any accrued but unpaid interest up to but excluding the scheduled Repurchase Date, by e-mailing Barclays Bank PLC, and receiving confirmation of receipt from by us, before 4:00 p.m. New York time at us.syndicate.ops@barcap.com.

The “Repurchase Date” will be the fifth business day following the Business Day on which Barclays Bank PLC confirms receipt of your e-mail, unless payment is postponed because the applicable Valuation Date is postponed.

Repurchase Request Period:	The Repurchase Request Period shall commence on July 25, 2016 (which is the fifth scheduled Business Day prior to August 1, 2016) and shall terminate on the earlier of (a) the date on which the Issuer gives a notice of redemption to the trustee, as described above under “Redemption at the Option of the Issuer” or (b) July 25, 2023, which is the fifth scheduled Business Day prior to the stated maturity date.

Listing:	The notes will not be listed on any exchange.

Day Count Convention:	30/360

Business Days:	New York and London

Business Day Convention:	Following; Unadjusted

Calculation Agent:	Barclays Bank PLC

CUSIP / ISIN	06741TZX8 / US06741TZX89

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the product supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

•	Synthetic Convertible Product Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513296129/d570953d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the “Inception Date” based on prevailing market conditions on the Inception Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Inception Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Inception Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Inception Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Inception Date for a temporary period expected to be approximately four months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Inception Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Inception Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples in the following table do not take into account any tax consequences from investing in the Notes and they make the following key assumptions:

•	Initial Value: 1,685.94

•	Threshold Value: 1,926.19, which is 114.25% of the hypothetical Initial Value set forth above

•	The Notes have NOT been redeemed by us pursuant to the “Redemption at the Option of the Issuer” provisions described above

•	The Notes have NOT been repurchased by upon the request of the investor pursuant to the “Repurchase at the Option of a Noteholder” provisions described above

Settlement Value on Final Valuation Date	Alternative Redemption Amount	Payment at Maturity[1]	Total Return on the Notes[2]	Performance of the Index[3]
3,371.88	$1,750.54	$1,750.54	77.55%	100.00%
3,203.29	$1,663.02	$1,663.02	68.80%	90.00%
3,034.69	$1,575.49	$1,575.49	60.05%	80.00%
2,866.10	$1,487.96	$1,487.96	51.30%	70.00%
2,697.50	$1,400.44	$1,400.44	42.54%	60.00%
2,528.91	$1,312.91	$1,312.91	33.79%	50.00%
2,360.32	$1,225.38	$1,225.38	25.04%	40.00%
2,191.72	$1,137.85	$1,137.85	16.29%	30.00%
2,023.13	$1,050.33	$1,050.33	7.53%	20.00%
1,926.19	$1,000.00	$1,000.00	2.50%	14.25%
1,854.53	$962.80	$1,000.00	2.50%	10.00%
1,685.94	$875.27	$1,000.00	2.50%	0.00%
1,517.35	$787.74	$1,000.00	2.50%	-10.00%
1,348.75	$700.22	$1,000.00	2.50%	-20.00%
1,180.16	$612.69	$1,000.00	2.50%	-30.00%
1,011.56	$525.16	$1,000.00	2.50%	-40.00%
842.97	$437.64	$1,000.00	2.50%	-50.00%
674.38	$350.11	$1,000.00	2.50%	-60.00%
505.78	$262.58	$1,000.00	2.50%	-70.00%
337.19	$175.05	$1,000.00	2.50%	-80.00%
168.59	$87.53	$1,000.00	2.50%	-90.00%
0.00	$0.00	$1,000.00	2.50%	-100.00%

[1]	Excluding the final interest payment on the Notes
[2]

The total return on the notes includes interest paid on the notes from the issue date to the stated maturity date. Interest will be paid at a rate of 0.25% per annum, or 2.50% of the principal amount per Note in the aggregate over the ten year term of the Notes.

[3]	Calculated as (a) the Settlement Value on the Final Valuation Date minus the Initial Value divided by (b) the Initial Value.

PPS-5

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Settlement Value on the Final Valuation Date is 1,854.53, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 1,854.53/1,926.19, or $962.80.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment at maturity $1,000 per $1,000 principal amount Note that they hold, plus the final interest payment on the Notes.

Example 2: The Settlement Value on the Final Valuation Date is 1,348.75, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 1,348.75/1,926.19, or $700.22.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment at maturity $1,000 per $1,000 principal amount Note that they hold, plus the final interest payment on the Notes.

Example 3: The Settlement Value on the Final Valuation Date is 2,023.13, which is greater than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 2,023.13/1,926.19, or $1,050.33.

Because the Alternative Redemption Amount is greater than $1,000, the investor receives a payment at maturity equal to the Alternative Redemption Amount, or $1,050.33 per $1,000 principal amount Note that they hold, plus the final interest payment on the Notes.

Hypothetical Examples of Amounts Payable at Upon Redemption by the Issuer

The following examples illustrate the payment that an investor would receive upon a redemption of the Notes by the Issuer, as described above. These examples assume a Threshold Value of 1,926.19, as described above under “Hypothetical Examples of Amounts Payable at Maturity”, and further assume that the Notes have not been repurchased at the request of the Noteholder. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes.

Example 4: The Settlement Value on the applicable Valuation Date is 1,854.53, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 1,854.53/1,926.19, or $962.80.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment on the Redemption Date of $1,000 per $1,000 principal amount Note that they hold, plus any accrued but unpaid interest up to but excluding the Redemption Date.

Example 5: The Settlement Value on the applicable Valuation Date is 1,348.75, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 1,348.75/1,926.19, or $700.22.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment on the Redemption Date of $1,000 per $1,000 principal amount Note that they hold, plus any accrued but unpaid interest up to but excluding the Redemption Date.

PPS-6

Example 6: The Settlement Value on the applicable Valuation Date is 2,023.13, which is greater than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 2,023.13/1,926.19, or $1,050.33.

Because the Alternative Redemption Amount is greater than $1,000, the investor receives a payment on the Redemption Date equal to the Alternative Redemption Amount, or $1,050.33 per $1,000 principal amount Note that they hold, plus any accrued but unpaid interest up to but excluding the Redemption Date.

Hypothetical Examples of Amounts Payable at Upon a Repurchase at the Option of a Noteholder

The following examples illustrate the payment that a Noteholder would receive upon a repurchase by the Issuer at the Noteholder’s option, as described above. These examples assume a Threshold Value of 1,926.19, as described above under “Hypothetical Examples of Amounts Payable at Maturity”, and further assume that the Notes have not been previously redeemed at the option of the Issuer. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes.

Example 7: The Settlement Value on the applicable Valuation Date is 1,854.53, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 1,854.53/1,926.19, or $962.80.

Accordingly, the investor receives a payment of $962.80 per $1,000 principal amount Note that they hold, plus any accrued but unpaid interest up to but excluding the Repurchase Date.

Example 8: The Settlement Value on the applicable Valuation Date is 1,348.75, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 1,348.75/1,926.19, or $700.22.

Accordingly, the investor receives a payment of $700.22 per $1,000 principal amount Note that they hold, plus any accrued but unpaid interest up to but excluding the Repurchase Date.

Example 9: The Settlement Value on the applicable Valuation Date is 2,023.13, which is greater than the Threshold Value.

In this case, the Alternative Calculation Amount is calculated as (a) $1,000 times (b) 2,023.13/1,926.19, or $1,050.33.

Accordingly, the investor receives a payment of $1,050.33 per $1,000 principal amount Note that they hold, plus any accrued but unpaid interest up to but excluding the Repurchase Date.

PPS-7

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—Any Valuation Date, including the Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to U.S. Equities of the U.S. Equities of the Index—The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though the comparable yield will exceed the interest payments that are made quarterly with respect to the Notes. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to redemption or maturity and are neither a prediction nor a guarantee of what the actual yield will be. You will not be required to separately include in income the quarterly interest payments you receive on the Notes. In addition, any gain you may recognize on the sale, redemption, repurchase or maturity of the Notes will be taxed as ordinary interest income and any loss you may recognize on the sale, redemption, repurchase or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield and projected payment schedule for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Supplemental Material Tax Considerations” in synthetic convertible product supplement.

PPS-8

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, the product supplement and the index supplement, including the risk factors discussed under the following headings in the prospectus supplement:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting from Full Principal Protection”;

•	“Risk Factors—Additional risks Relating to Notes Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Notes Treated For U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”.

In addition to the risk factors set forth in the sections of the prospectus supplement noted above, you are urged to read carefully the risk factors set forth under “Risk Factors” in the accompanying synthetic convertible notes product supplement. You should also consider the following:

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Market Disruption Events—If a Market Disruption Event occurs on a day that would otherwise be the Valuation Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Market Disruption Event, for up to five scheduled trading days. As the payment at maturity or repurchase or redemption is a function of, among other things, the settlement value of the Index, the postponement of the valuation date may result in the application of a different settlement value, and, accordingly, decrease the payment you receive at maturity.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes may be called by the Issuer at its discretion and without your consent, as described above under “Early Redemption at the Option of the Issuer”. In such an event, you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue or be payable after the Redemption Date. The ability of the Issuer to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PPS-9

•

The Payment that You Receive on the Maturity Date or on a Redemption Date will Only Reflect Any Appreciation of the Index to the Extent that the Settlement Value on the Applicable Valuation Date Exceeds the Threshold Value—Unless the Settlement Value on the applicable Valuation Date exceeds the Threshold Value, any positive return that you earn on the Notes will be limited to the quarterly interest payments. If the Settlement Value on the applicable Valuation Date (in the case of a redemption at the option of the Issuer) or on the Final Valuation Date (in the event that the Notes have not been redeemed or repurchased prior to maturity) is not greater than the Threshold Value, the investor’s payment per $1,000 principal amount Note on the Redemption Date or Maturity Date, as applicable, will be limited to $1,000, plus any accrued but unpaid interest. Accordingly, the return that you receive at maturity or upon redemption by the Issuer may be limited to the interest payments on the Notes, even if the level of the Index appreciates from the Initial Value to the Settlement Value on the applicable Valuation Date.

•

If You Request that We Repurchase Your Notes, You Will Receive Lose Some or All of the Principal Amount of Your Notes Unless the Settlement Value on the Applicable Valuation Date Exceeds the Threshold Value—If you request that we repurchase your Notes, the payment that you receive on the Repurchase Date will be based on the Alternative Redemption Amount. The Alternative Redemption Amount, as described elsewhere in this preliminary pricing supplement, is equal to (a) $1,000 times (b) the Settlement Value on the applicable Valuation Date divided by the Threshold Value. Accordingly, if you request that we repurchase your Notes, and if the Settlement Value on the applicable Valuation Date is less than the Threshold Value, the Alternative Redemption Amount will be less than $1,000 and the payment that you receive on the Repurchase Date will be less than the principal amount of your Notes.

•

If you Request that we Repurchase your Notes, the Valuation Date will not Occur Until After the Date on Which Your Request Becomes Effective—You may instruct Barclays Bank PLC to repurchase your Notes by following the procedures set forth above under “Repurchase at the Option of a Noteholder”. The payment that you will receive on the related Repurchase Date will be based on the Alternative Redemption Amount, calculated based on the Settlement Value on the relevant Valuation Date. Because the Repurchase Date will be the fifth Business Day following the date on which we confirm receipt of your repurchase request, and because the Valuation Date will be the third Business Day prior to the Repurchase Date, we expect that the relevant Valuation Date will not occur until two Business Days after the date on which we confirm receipt of your request to repurchase the Notes.

If the value of the Index were to decline between the date on which you made your repurchase request and the relevant Valuation Date, the payment that you will receive on the Repurchase Date will be less, and may be significantly less, than it would have been had the Valuation Date occurred on the date on which you made your repurchase request. More specifically, as noted above, the amount that you receive on a Repurchase Date will be less than the principal amount per Note unless the Settlement Value on the applicable Valuation Date is greater than the Threshold Value. If the level of the Index falls between the date on which you requested that we repurchase your Notes and the related Valuation Date such that the Settlement Value on the Valuation Date is less than the Threshold Value, the amount that you receive on the Repurchase Date will be less than the principal amount of your Notes, which would not have been the case had the payment on the Repurchase Date been based on the level of the Index prior to such drop.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive any periodical interest payments under the Notes, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•

The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling

PPS-10

concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.

PPS-11

Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index and securities comprising the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings

PPS-12

Information Regarding the Index

As noted above, the Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily closing level of the Index from January 1, 2008 through July 24, 2013. The closing level of the Index on July 24, 2013 was 1,685.94.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-13